Exhibit 10.1
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER is dated as of May 19, 2006, and is by and among ELECTRIC CITY CORP., a Delaware corporation (“ELC”), PARKE ACQUISITION LLC, a California limited liability company (“Acquisition”), Parke P.A.N.D.A. CORPORATION, a California corporation (“Parke”), and Daniel Parke, an individual (the “Stockholder”).
W I T N E S S E T H:
     WHEREAS, ELC desires to acquire Parke by means of a transaction which is described in Section 368 of the Internal Revenue Code of 1986, as amended and accorded tax-free treatment thereunder except to the extent otherwise required in respect of cash consideration; and
     WHEREAS, in order to consummate the transactions contemplated herein, Acquisition has been formed and Parke will be merged with and into Acquisition (with Acquisition as the surviving entity), upon and subject to the terms as further specified in this Agreement; and
     WHEREAS, the Stockholder is the sole stockholder of Parke and is agreeable to such acquisition on and subject to the terms of this Agreement;
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1 — MERGER
     1.1 Merger. Upon due satisfaction or waiver of all the conditions precedent set forth herein, at the Effective Date (as defined below), Parke shall be merged with and into Acquisition on the terms and conditions set forth in this Agreement and as permitted by and in accordance with the California General Corporation Law (the “General Corporation Law”) and the Beverly Killea Limited Liability Company Act (the “Limited Liability Company Act”). Thereupon, the separate existence of Parke shall terminate and Acquisition, as the surviving entity (the “Surviving Entity”), shall continue to exist under and be governed by the Limited Liability Company Act, with its Articles of Organization and its Operating Agreement as in effect at the Effective Date to remain unchanged, unless and until amended subsequent thereto, except that
     (a) the Articles of Organization and Operating Agreement of the Surviving Entity shall contain provisions with respect to exculpation from liability, indemnification and advancement of expenses that are at least as favorable to the present and former directors and officers of Parke as the corresponding provisions set forth in the Articles of Incorporation and By-Laws of Parke as of the date of this Agreement; and

     (b) pursuant to the Certificate of Merger (as defined below), the name of Acquisition shall be changed to “Parke P.A.N.D.A. Company, LLC.”
The merger of Parke with and into Acquisition as herein provided is referred to as the “Merger”.
     1.2 Filing of Certificate of Merger. Upon the Closing (as defined below), ELC, Acquisition and Parke will cause the Certificate of Merger in the form agreed upon by the parties hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of California as provided in Section 1113 of the California Corporations Code, and the Surviving Entity shall thereafter cause a copy of the Certificate of Merger, certified by the Secretary of State of California, to be recorded in all required or appropriate offices and jurisdictions, and in the offices of such public officials within and without the State of California as may be required by law.
     1.3 Effective Date of Merger. The Merger shall become effective immediately upon the filing of the Certificate of Merger with the Secretary of State of the State of California. The date and time of such effectiveness is herein referred to as the “Effective Date”.
     1.4 Managers. From and after the Effective Date, the managers of the Surviving Entity shall consist of the individuals identified on Schedule 1.4 attached hereto until replaced in accordance with the Surviving Entity’s Articles of Organization and Operating Agreement.
     1.5 Officers. From and after the Effective Date, the officers of the Surviving Entity shall consist of the individuals identified on Schedule 1.5 attached hereto until replaced in accordance with the Surviving Entity’s Operating Agreement.
     1.6 Effect of Merger on Equity Ownership of Constituents.
     (a) Acquisition Stock. In connection with the Merger, each membership interest of Acquisition outstanding as of the Effective Date shall remain unchanged as a membership interest of the Surviving Entity.
     (b) Parke Stock. Upon the Effective Date, each share of capital stock of Parke of any class issued and outstanding as of the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, shall automatically be converted into the right to receive a pro rata portion, based on the total number of shares of capital stock of Parke outstanding as of the Effective Date, of (x) the Cash Consideration (as defined below), and (y) the ELC Stock Consideration (as defined below).
     (c) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
“Cash Consideration” means an amount equal to $3,000,000 less the aggregate amount (if any) distributed to the Stockholder pursuant to Section 6.3(h)(z).
“Common Stock” means the common stock of ELC, par value $0.0001 per share.

“ELC Stock Consideration” means that number of shares of Common Stock which has an equivalent value of $5,000,000, valuing each such share at the Offering Price (subject to the restrictions hereinafter described).
“Offering Price” means the Common Stock per share purchase price paid by the purchasers under the Rights Offering.
“Rights Offering” means a transaction pursuant to which ELC raises not less than $15,000,000 of equity capital through a rights offering, private placement of securities or other issuance of ELC capital securities.
     1.7 Legend. Each certificate evidencing any shares of ELC Common Stock issued to the Stockholder pursuant to this Agreement shall bear the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR HYPOTHECATED OR OTHERWISE ASSIGNED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL, SATISFACTORY TO ELECTRIC CITY CORP., THAT THERE IS AN AVAILABLE EXEMPTION FROM REGISTRATION.
The legend set forth above shall be removed and ELC shall promptly issue a certificate without such legend, if: (i) such shares are registered for resale under the Securities Act of 1933, as amended (the “Securities Act”); (ii) in connection with a sale transaction, the Stockholder provides ELC with an opinion of counsel reasonably acceptable to ELC to the effect that a public sale, assignment or transfer of such shares of Common Stock may be made without registration under the Securities Act; or (iii) the Stockholder provides ELC with reasonable assurances that such shares of Common Stock have been or are being sold pursuant to Rule 144.
     1.8 Registration; Listing. By a date which is not later than the date which is one (1) year and thirty (30) days after the Effective Date, ELC will file with the Securities and Exchange Commission (“SEC”) a registration statement under the Securities Act on Form S-3 (together with all amendments and supplements thereto, the “S-3 Registration Statement”) covering all of the shares of Common Stock issued by ELC pursuant to Section 1.6 (the shares of common stock which are required to be included under the S-3 Registration Statement are herein referred to as the “Registrable Stock”), and will apply or take other action to have all such shares of Registrable Stock listed on the principal exchange upon which shares of the Common Stock are then publicly traded. ELC shall use reasonable efforts to have such S-3 Registration Statement declared effective as promptly thereafter as possible, and shall maintain the effectiveness of the S-3 Registration Statement until the earlier of (a) the date on which all shares of the Registrable Stock covered by the S-3 Registration Statement have been sold by the Stockholder, or (b) the 30 month anniversary of the date upon which the S-3 Registration Statement is declared effective. ELC shall bear all of the fees and expenses (other than underwriting or sales discounts and commissions incurred by the Stockholder) related to such registration, including (a) the cost of providing a reasonable number of copies of the applicable prospectus, as the same may be amended, to the Stockholder to permit sales under the S-3 Registration Statement and (b) the reasonable fees and expenses of one special counsel to the Stockholder (not to exceed $10,000) in connection with the review and filing of the S-3 Registration Statement.
ARTICLE 2 — CLOSING
     2.1 The Closing. The closing of the transactions provided for in this Agreement (the “Closing”) shall be held in the offices of Schwartz Cooper Chartered, 180 North LaSalle, Chicago, Illinois 60601, counsel for ELC and Acquisition, at 10:00 a.m. local time on the fifth business day after each condition described in Articles 8 and 9 is satisfied (or irrevocably waived by the parties entitled to the benefit thereof), or at such other time and place as soon thereafter as such conditions are satisfied (or waived) as shall be mutually agreed upon by the parties (the date upon which Closing occurs is herein referred to as the “Closing Date”).
     2.2 Closing Deliveries.
     (a) Cash and Stock Deliverable to Stockholder At Closing. Upon filing of the Certificate of Merger, ELC shall cause to be delivered to the Stockholder (a) by wire transfer to an account designated by the Stockholder or other acceptable payment means, an amount equal to the estimated amount of the Cash Consideration determined as provided in Section 1.7 hereof, and (b) one or more stock certificates representing the Stock Consideration, registered in the name of the Stockholder.
     (b) Other Deliveries. The parties hereto shall execute and deliver to each other the agreements, instruments and documents described in Articles 8 and 9 hereof.
ARTICLE 3 — CERTAIN EFFECTS OF MERGER
     3.1 Effect of Merger. Upon and after the Effective Date, the separate existence of Parke shall cease and shall be merged into Acquisition, with Acquisition as the “Surviving Entity” possessing all rights, privileges, immunities and franchises of a public or a private nature of each of the constituent entities; and all property, real, personal and mixed and all debts due on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest of or belonging to or due to each of the constituent entities shall be taken and deemed to be transferred to and vested in the Surviving Entity without further act or deed; and the title to any real estate or any interest therein, vested in any of the constituent entities shall not revert to or be in any way impaired by reason of the Merger contemplated herein. The Surviving Entity shall, after the Effective Date, be responsible for all the liabilities and obligations of each of the constituent entities (but without prejudice to the rights of Acquisition and ELC arising due to a breach by Parke or the Stockholder of a representation, warranty or covenant contained in this Agreement), and any claim existing, or action or proceeding pending by or against any of such constituent entities may be prosecuted or defended by the Surviving Entity as if such Merger had not taken place. Neither the rights of creditors nor any liens upon the property of any of the constituent entities shall be impaired by the Merger contemplated herein.

     3.2 Further Assurances. If at any time after the Effective Date, the Surviving Entity shall consider or be advised that any further deeds, assignments or assurances in law or any other things are necessary, desirable or proper:
(a)	to perfect, confirm, or record or otherwise vest, in Acquisition the title to any property or rights of the constituent corporations acquired or to be acquired by reason of, or as a result of the Merger; or

(b)	otherwise to carry out the purpose of this Agreement
other than any amendment of this Agreement or any other agreement or document executed by Parke in connection with the Contemplated Transactions (as such term is defined in Section 4.2(b)), then Acquisition, and its officers and managers, for and on behalf of Parke or Acquisition, shall and will execute and deliver all such deeds, assignments, instruments and assurances in law and do all other things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Entity and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Entity are severally fully authorized in their respective names thereof or otherwise to take any and all such actions.
ARTICLE 4 — REPRESENTATIONS AND WARRANTIES OF PARKE AND THE STOCKHOLDER
Parke and the Stockholder hereby jointly and severally represent and warrant to ELC and Acquisition as follows, which representations and warranties shall survive Closing hereunder to the extent set forth in Article 11 hereof:
     4.1 Organization; Good Standing; Ownership. Parke is duly organized and validly existing and in good standing under the laws of the State of California, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use and to enter into and perform its obligations under this Agreement and any other instrument, document or agreement to be executed and delivered by Parke hereunder. The Stockholder is the sole stockholder and director of Parke and no other person or entity holds any options, warrants, convertible securities or other rights to acquire any securities of or assets or properties of Parke or any of the ownership of Parke.
     4.2 Enforceability; Authority; No Conflict.
     (a) This Agreement constitutes the legal, valid and binding obligation of Parke and the Stockholder, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general principles of equity. Parke and the Stockholder each have the right, power and authority to execute and deliver this Agreement and to perform its or his obligations under this Agreement, and such action by Parke has been duly authorized by all necessary action by Parke’s stockholders and board of directors.

     (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions on the part of Parke and the Stockholder contemplated hereby (the “Contemplated Transactions”) by Parke and the Stockholder, as applicable, will, directly or indirectly:
     (i) breach any provision of the articles of incorporation, by-laws or other governing document (the “Governing Documents”) of Parke or any resolution adopted by the stockholders or directors of Parke;
     (ii) breach or conflict with any federal, state or local law (including case law), statute, ordinance, code or regulation (collectively, “Legal Requirements”) applicable to Parke or the Stockholder or give any governmental body or agency the right to challenge or seek to prevent any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or under any order, injunction, judgment, decree, ruling, assessment or arbitration award (collectively, “Orders”) to which Parke or the Stockholder, or any of Parke’s assets, is subject; or
     (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of any governmental authorization, permit or license that is held by Parke or the Stockholder.
     (c) Except as set forth in Schedule 4.2 attached hereto, neither Parke nor the Stockholder is required to give any notice to or obtain any consent from any person or entity in connection with its or his execution and delivery of this Agreement or the consummation or performance by it or him of any of the Contemplated Transactions.
     4.3 Financial Statements; Absence of Undisclosed Liabilities.
     (a) Parke and the Stockholder have delivered to ELC and Acquisition the following financial statements:
(i)	Parke’s unaudited annual statements of income and cash flows for the fiscal year ended December 31, 2005 and the audited balance sheets as at December 31, 2004 and 2005 (the “Annual Financial Statements”); and

(ii)	Parke’s unaudited statements of income and cash flows for the most recently ended calendar quarter and year-to-date, and the related unaudited balance sheet as at the last calendar day of such calendar quarter and the then-current date (the “Interim Financial Statements”).
All such financial statements have been prepared by Parke in accordance with its books of account and financial records. Such financial statements present the financial condition and the results of operations of Parke as at the respective dates thereof and for the periods referred to in such financial statements, except that the Interim Financial Statements omit footnote disclosure and are subject to normal year-end adjustments, and except that such financial statements have been prepared on a tax basis and may have items that are not in accordance with generally accepted accounting principles.
     (b) Parke has no material liabilities which are not reflected as accruals on the balance sheet as of March 31, 2006 which is part of the Interim Financial Statements (the “March 31 Balance Sheet”), other than (i) ordinary course liabilities for wages and benefits, trade payables, utilities and similar items incurred in the ordinary course of the Business (none of which are for torts or breach of contract or product liability claims) incurred since March 31, 2006, (ii) liabilities under any agreements, contracts, commitments, licenses or leases which have arisen in the ordinary course of business (none of which relates to a material breach of contract or any tort claim), (iii) liabilities for taxes for the period after March 31, 2006, and (iv) items which are described on Schedule 4.3 attached hereto or any other Schedule to this Agreement. Notwithstanding the foregoing, this Section 4.3(b) shall not be deemed a representation and warranty with respect to the absence of liabilities that would be required to be disclosed to ELC pursuant to any other section of this Agreement, it being understood and agreed that the specific representations and warranties applicable to any liabilities under another section of this Agreement, including, without limitation, any “knowledge” or “materiality” qualifiers, are intended to be the only representations and warranties made with respect to any such liabilities.
     4.4 Subsidiaries and Qualification. Except as set forth on Schedule 4.4, Parke does not have any subsidiaries and does own or hold any interest in any partnership, proprietorship, corporation or other business entity. Parke and the Stockholder have delivered to ELC complete copies of (a) the Articles of Incorporation of Parke and all amendments thereto, and (b) the By-laws of Parke as currently in effect. Parke is duly qualified to do business as a foreign corporation and is in good standing in each state and jurisdiction in which such licensing or qualification is required, except where the failure to so qualify or be licensed to do business could not reasonably be expected to have a material adverse effect on the business, assets, financial condition or prospects of Parke (a “Material Adverse Effect”).
     4.5 Affiliate Transactions. Except as described in Schedule 4.5 attached hereto, as of the date hereof and since December 31, 2005, neither the Stockholder nor any Affiliate (as defined below) is or has been indebted to, or is or has been a creditor of, or a guarantor of any obligation of or a party to any contract, agreement, license, option, commitment or other arrangement, written or oral, express or implied, with Parke. For purposes of this Agreement, an “Affiliate” means any director of Parke, any spouse or family member (including parents, in-laws, children, step-children, siblings, grandchildren and nieces and nephews) of the Stockholder, or any corporation, partnership or other entity in which the Stockholder (or the spouse of the Stockholder or any such member of the Stockholder’s family) has any equity or ownership interest of five percent (5%) or more in the aggregate.
     4.6 Governmental Authorizations. All permits, licenses and other governmental authorizations (“Governmental Authorizations”) necessary for the operation of Parke’s business have been obtained and are in full force and effect, except where the failure to have done so could not reasonably be expected to have a Material Adverse Effect. Schedule 4.6 attached hereto contains an accurate list of each Governmental Authorization held by Parke or that otherwise relates to its business. Each such permit or license is valid and in full force and effect, and no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any such Governmental Authorization, or result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any such Governmental Authorization. Neither Parke nor the Stockholder has received, at any time since December 31, 2004, any notice or other communication (whether oral or written) from any governmental body regarding any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization. All applications required to have been filed for the renewal of the Governmental Authorizations and all other filings required to have been made with respect thereto have been duly filed on a timely basis with the appropriate governmental bodies.
     4.7 Warranty and Product Liability. No claims or demands have been made against Parke alleging injury to individuals or property as a result of the ownership, possession or use of any product manufactured or sold by Parke. All products sold by Parke prior to the Closing Date and all work in process produced by Parke prior to the Closing Date have been, are and will be of good quality, merchantable and in compliance in all material respects with the requirements of the respective purchase orders and agreements under which such goods have been, are or are to be sold, except to the extent that reserves have been created and are reflected in the March 31 Balance Sheet for warranty claims and/or product liability claims.
     4.8 Assets.
     (a) Schedule 4.8(a) contains a true and correct legal description and street address for each parcel of real property leased by Parke as lessee (the “Leased Real Property”) and a description of each item of personal property which is leased by Parke as lessee (the “Leased Personal Property”). All of the applicable leases relating to the Leased Real Property and the Leased Personal Property are also listed on Schedule 4.8(a) (the “Leases”) and true and complete copies of each of the Leases have been provided to ELC.
     (b) Except as otherwise disclosed on Schedule 4.8(b) attached hereto:
     (i) all the assets of Parke are either (i) owned free and clear of all security interests, mortgages, pledges, liens, conditional sales agreements, leases, encumbrances or charges of any nature whatsoever, or (ii) leased by Parke as lessee under the Leases;
     (ii) neither Parke nor any other party to any Lease is in default thereunder in any material respect and there are no defenses or offsets by either party thereto against the other, and the consummation of the Contemplated Transaction will not affect or impair the terms, validity or enforceability thereof or require the consent of any party thereto;

     (iii) none of the Leased Real Property is subject to any leasehold interest or tenancy or other right to use or occupancy held by or in favor of any person or entity other than Parke;
     (iv) to the best knowledge of Parke and the Stockholder, Parke’s use of the Leased Real Property as it has been used in connection with the operation of its business is in compliance with all applicable zoning and other Legal Requirements;
     (v) the assets of Parke, including those that are leased under the Leases, include all assets and properties, real and personal, tangible and intangible, of every kind and description used or held for use in connection with its business and operations and are in good operating condition and repair (with the exception of normal wear and tear) and, to the best knowledge of Parke and the Stockholder, are free from defects other than such minor defects as do not interfere with the continued use thereof in conduct of normal operations; and
     (vi) none of the operations of Parke carried on at the Leased Real Property encroach upon any adjacent real property and no notice or other communication to the effect that any such encroachment has occurred or is existing has been received by Parke or the Stockholder.
     4.9 Contracts. Schedule 4.9 attached hereto contains a complete listing of each of the following to which Parke is a party or which relates to its business or assets (other than the Leases):
     (a) any contract for the purchase of inventory, materials or supplies or equipment or any capital item involving an obligation of more than $5,000 individually or $25,000 in the aggregate;
     (b) any contract not made in the ordinary and usual course of business involving an obligation of more than $1,000;
     (c) any contract with any labor union or other labor organization;
     (d) any pension plans, bonus, deferred or incentive compensation, profit sharing plans, retirement plans, health care plans, life or disability insurance, vacation and paid holiday, termination or severance pay, executive compensation or other agreements or arrangements providing for employee remuneration or benefits (collectively, “Employee Plans”) to which Parke is a party or by which Parke is bound;
     (e) any written agreement for the employment of any individual on a full-time, part-time, consulting or other basis or relating to the present or future compensation or other benefits available to any person or any transaction between any person and Parke;

     (f) any licenses, permits or franchises relating to Parke’s business;
     (g) any dealer or distributor agreement;
     (h) any sales agency or advertising contract;
     (i) any contract, agreement or document regarding any lien, pledge, security interest or other encumbrance upon any assets of Parke;
     (j) contracts with customers (except for purchase orders placed by customers in the ordinary course of business);
     (k) any contract pursuant to which Parke made or will make loans or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another;
     (l) distributor or sales agency or advertising contract which is not terminable by Parke without penalty upon notice of 30 days or less;
     (m) contract not terminable by Parke without penalty within 30 days from the date of this Agreement which involves an unperformed commitment in excess of, or goods or services having a value in excess of, $5,000 individually or $25,000 in the aggregate (excluding any contracts covered by any other subsection of this Section 4.9);
     (n) any contract involving any restrictions relating to Parke or its business with respect to (i) the geographical area of operations, scope or type of business of Parke or (ii) confidentiality; and
     (o) any other contract or agreement, either written or oral, which is material to Parke or its business.
     As used in this Agreement, “contract” means any contract, lease, agreement, arrangement, commitment or understanding, written or oral, expressed or implied. The items which are required to be listed on Schedule 4.9, taken together with the Leases, are sometimes collectively referred to herein as the “Material Contracts”.
     To the best knowledge of Parke and the Stockholder, Parke has performed all material obligations required to be performed by it prior to the date hereof, and Parke is not in material default, under any of the Material Contracts. To the best knowledge of Parke and the Stockholder, none of the other parties to any of the Material Contracts is in default thereunder. No notice of default or noncompliance with the terms thereof or of termination thereof has been received by Parke or the Stockholder. Neither Parke nor the Stockholder has knowledge of any basis to believe that any other party to any of the Material Contracts is likely to default thereunder or is likely to issue any notice of default or termination thereunder.

     4.10 Litigation; Compliance with Law.
     (a) Except for the matters listed on Schedule 4.10 attached hereto, there have not been and are no actions, suits or proceedings pending or, to the best knowledge of Parke and the Stockholder, threatened relating to Parke or its business before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.
     (b) To the best knowledge of Parke and the Stockholder, Parke is and has been at all times in compliance in all material respects with all applicable Legal Requirements applicable to Parke or its business. Neither Parke nor the Stockholder has any knowledge of any basis for any claim for compensation or damage or other relief against Parke or its business for any violation of any Legal Requirement. All notices received by Parke or the Stockholder regarding alleged non-compliance with any Legal Requirement, and orders, writs, injunctions, decrees and arbitration decisions in respect of non-compliance with any Legal Requirements, are listed on Schedule 4.10 and copies of such notices, orders, writs, injunctions, decrees and arbitration decisions have been made available to ELC and Acquisition; provided, however, that this representation and warranty shall not be deemed to encompass matters involving compliance with applicable Legal Requirements where one or more other specific representations are made in Article 4 of this Agreement that cover applicable Legal Requirements with respect to a specific topic (whether or not the term “Legal Requirements” is used in such representation and warranty) including, without limitation, Taxes, employee benefits, labor and employment matters and Environmental Laws.
     (c) Other than matters disclosed on Schedule 4.10 attached hereto, since December 31, 2005 there have not been and are not now any actions, suits, investigations or proceedings pending or, to the knowledge of Parke and the Stockholder, threatened against Parke or any of its subsidiaries before any court, arbitrator or administrative or governmental body that (a) seek to enjoin or otherwise prevent the consummation of the Contemplated Transactions or (b) materially and adversely affect, or as to which there is a reasonable possibility of an adverse decision that would materially and adversely affect, either individually or collectively, the business or financial condition of Parke and its subsidiaries taken as a whole.
     (d) Neither Parke nor any of its subsidiaries is in violation of any judgment, order, writ, injunction, decree, rule or regulation of any court or governmental department, commission, board, bureau, agency or instrumentality, the violation of which reasonably could be expected to, either individually or collectively, materially and adversely affect the business or financial condition of Parke and its subsidiaries taken as a whole.
     4.11 Taxes. All federal, state, county, local and foreign tax returns, reports and declarations of estimated tax or estimated tax deposit forms required to be filed by Parke have been duly filed, or are being contested in good faith pursuant to appropriate proceedings. Parke has paid all Taxes (as defined below) which have become due and has paid all installments of estimated Taxes due, except to the extent any such Taxes are being contested in good faith pursuant to appropriate proceedings. All Taxes and other assessments and levies which Parke is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities or are held by Parke in separate bank accounts for such payment, or are being contested in good faith pursuant to appropriate proceedings. All Tax disputes or contests are described on Schedule 4.11 hereto. Parke has adequate reserves on the Interim Statements for the payment of all Taxes of any kind, whether disputed or not, and whether accrued, due, absolute, contingent or otherwise, which were or which may be payable by Parke for any periods or fiscal years ending on or prior to the date of the Interim Statements, including all Taxes imposed before or after the Effective Date which are attributable to any such period or fiscal year. Except as disclosed on Schedule 4.11 attached hereto, where such returns and reports have not been audited and either approved or settled, there has not been any waiver or extension of any applicable statute of limitations, and Parke has not received any notice of deficiency or adjustment, and complete copies of such returns or reports have been furnished to ELC and Acquisition. Any disputes or contests by Parke regarding Taxes will not have a Material Adverse Effect. “Tax” or “Taxes” means all taxes, levies, imposts, fees, duties and other like charges of any nature whatsoever imposed by a governmental authority responsible for the imposition of any such tax, including, without limiting the generality of the foregoing, all income, sales, use, ad valorem, stamp, transfer, payroll, franchise and intangible taxes and fees of any nature upon properties or assets, whether tangible or intangible, or upon income, receipts, payrolls, transactions, net worth, capital, investment or franchise, together with any and all additions thereto and penalties and interest payable with respect thereto or to any assessment or collection thereof.
     4.12 Employee Relations. Except as shown on Schedule 4.12 attached hereto, there are no labor disputes, grievances, notices or other proceedings pending or, to the best knowledge of Parke and the Stockholder, threatened with respect to Parke or its business, nor to the knowledge of Parke and the Stockholder does a basis exist for any such dispute or grievance. Schedule 4.12 attached hereto lists all employees of Parke and their respective salaries or hourly rates and describes generally all benefits which they are provided. Schedule 4.12 also lists all directors and officers of Parke and the titles or positions of key employees.
     4.13 Banks, Powers of Attorney. Schedule 4.13 attached hereto is a correct and complete list setting forth the name of each bank in which Parke has an account or safe deposit box, the name of each person authorized to draw thereon or to have access thereto, and the name of each person holding a power of attorney from Parke.
     4.14 Indebtedness. Schedule 4.14 attached hereto is a correct and complete list of all instruments, agreements or arrangements pursuant to which Parke has borrowed any money, incurred any indebtedness or established any line of credit or letter of credit which is currently outstanding and which represents a liability or potential liability of Parke. True and complete copies of all such written instruments, agreements or arrangements have previously been delivered to ELC and Acquisition.
     4.15 Insurance. Schedule 4.15 attached hereto is a list and brief description of all policies of insurance (showing the name of carrier and type of insurance) held by or on behalf of Parke. Parke has its buildings, plants, properties and operations, including but not limited to machinery, equipment and inventories, adequately insured against loss or damage by fire and all other hazards and risks of the character usually insured against by persons operating similar businesses and properties in the area where Parke’s business activities are conducted under valid and enforceable policies issued by insurers of recognized responsibility. Such insurance coverage will be continued in full force and effect to the Closing Date. Parke has not been refused any insurance by an insurance carrier to which it has applied for insurance during the past three years. To the best knowledge of Parke and the Stockholder, Parke is in compliance in all material respects with all applicable requirements of its insurance carriers.
     4.16 Patents, Trademarks, Etc. Schedule 4.16 attached hereto sets forth a correct and complete list of all copyrights, patents, trademarks, trade names, service marks, processes, inventions, and formulae applied for, issued to or owned by Parke, or under which Parke is licensed or franchised or which Parke licenses to others, all of which are valid, in good standing and uncontested. Parke possesses all copyrights, patents, inventions, formulae, processes (secret or otherwise), trademarks, trade names and service marks necessary to conduct Parke’s business as presently conducted. Parke has not received any notice with respect to any alleged infringement or unlawful use of any copyright, patent, trademark, trade name, service mark, process, invention or formula or other intangible property right owned by others. Except as disclosed on Schedule 4.16 attached hereto, no shareholder, director, officer or employee or Affiliate of Parke has any interest in any such copyright, patent, trade name, trademark, service mark, process, invention or formula. Parke has not granted any outstanding licenses or other rights to any copyright, patent, invention, formula, process, trademark, trade name or service mark listed on Schedule 4.16.
     4.17 Accounts Payable. The accounts payable reflected on the balance sheet contained in the Interim Statements were complete and were actual and bona fide accounts payable which rose in the ordinary and usual course of the business.
     4.18 Accounts Receivable. The accounts receivable and unbilled work in process of Parke, as reflected in the Interim Statements, were actual and bona fide accounts receivable and unbilled work in process which arose in the ordinary and usual course of the business, represent valid obligations due to Parke, and, to the best knowledge of Parke, not subject to defenses or set-off claims, except to the extent reflected in the allowance for doubtful accounts on such balance sheet.
     4.19 Inventory. No inventory is held by Parke on consignment from any other person or entity or is held by any other person or entity on consignment for Parke. The inventory held by Parke is usable or saleable in the ordinary course of business except for obsolete inventory not reflected on the Interim Statements. The finished goods included in inventory comply in all material respects with Parke’s specifications therefore and any related purchase orders or purchase agreements. All raw materials and work-in-process included in inventory are items which are used in making the finished goods of the Parke’s business.
     4.20 No Material Adverse Change. Since December 31, 2005, Parke has conducted itself and its business only in the ordinary course consistent with past practices and, except as set forth in Schedule 4.20 attached hereto, there has not been any:

     (a) damage to or destruction or loss of any material asset, whether or not covered by insurance;
     (b) entry into, termination of or receipt of notice of termination of any Material Contract;
     (c) sale (other than sales of inventory in the ordinary course of business), lease or other disposition of any assets or properties of Parke having a book value of more than $5,000 individually or $25,000 in the aggregate;
     (d) indication by any customer or supplier of dissatisfaction regarding its relationship with Parke or any intention to discontinue or change the terms of its relationship with Parke or its business;
     (e) material change in the accounting methods used by Parke;
     (f) material defects in any products or services which Parke has manufactured or sold, or any claim made or threatened to be made asserting any product liability or warranty liability of Parke or any facts or basis which could reasonably be construed to raise product liability or recall or warranty liability concerns with respect to products or services which Parke has manufactured or sold; or
     (g) other event constituting, or which may reasonably be expected to cause, a Material Adverse Effect.
     4.21 Employee Benefits. Except for the matters disclosed on Schedule 4.21 attached hereto, as to which true and complete copies of all relevant plans, agreements, insurance policies, and other documentation have been furnished by Parke and the Stockholder to ELC and Acquisition, Parke has no pension plans or employee welfare benefit plans (as such terms are defined in the Employment Retirement Income Security Act of 1974, as amended, (“ERISA”)). There is no material pending or threatened proceeding or governmental action relating to any Employee Plan (as defined in Section 4.9(d)), nor, to the best knowledge of Parke and the Stockholder, is there any basis for any such proceeding or action.
     4.22 Environmental Warranties.
     (a) Parke and the Stockholder have provided to Acquisition and ELC prior to the date hereof copies of all environmental audits, assessments or occupational health studies and all analyses of any groundwater, soil, air or asbestos samples taken with respect to any real estate used in Parke’s business by, or at the direction of, Parke or the Stockholder or any of their employees or counsel, or any governmental agency (collectively, the “Environmental Audits”), and copies of all written communications between Parke or the Stockholder and any environmental agencies regarding any such real estate.
     (b) Parke and the Stockholder have provided to Acquisition and ELC prior to the date hereof copies of all Occupational Safety and Health Administration claims made against Parke or its business.
     (c) To the knowledge of Parke and the Stockholder, there is no radioactive material located on any of the real property used or owned by Parke.
     (d) Other than as disclosed in the Environmental Audits or as set forth on Schedule 4.22 attached hereto, Parke has operated in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined), no investigation, administrative order or notice, consent, order and agreement, litigation, settlement or environmental claim or lien with respect to Hazardous Materials or ACMs (as such terms are hereinafter defined) is proposed, threatened or in existence with respect to Parke or any real property used or owned by Parke or with respect to any off-site waste disposal to which waste relating to the operations of Parke has been taken. None of Parke’s operations have contaminated any real property owned or used by Parke, or any adjacent real property, with Hazardous Materials. None of the real property owned or used by Parke is or has been used for the storage, disposal or processing of, or was the site of any release of, Hazardous Materials in violation of any Environmental Laws.
     (e) The term “Environmental Laws” shall mean the Federal Clean Air Act, Federal Water Pollution Control Act, Resource Conservation and Recovery Act, Solid Waste Disposal Act, Toxic Substance Control Act and Comprehensive Environmental Response, Compensation and Liability Act, and any other federal, state or local laws, regulations or other requirements regulating or otherwise concerning Hazardous Materials or the environment. The term “Hazardous Material(s)” shall mean any hazardous, toxic or dangerous substance, pollutant, contaminant, waste or other material regulated under Environmental Laws; ACMs; oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel; chemicals subject to the OSHA Hazard Communication Standard; and industrial process and pollution control wastes whether or not hazardous within the meaning of the Federal Resource Conversation and Recovery Act.
     4.23 Brokers or Finders. Neither Parke nor the Stockholder has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the consummation of the Contemplated Transactions.
     4.24 No Misleading Statements or Omissions. No representation or warranty made by Parke or the Stockholder in this Agreement, and no statement made by or on behalf of either Parke or the Stockholder in any certificate, document, exhibit or schedule expressly required to be furnished hereunder, contains or will contain any untrue statement of a fact or omits or will omit to state any fact necessary to make such representation or warranty or statement, in light of the circumstances under which such representation, warranty or statement was made, not misleading to a prospective purchaser of Parke.
     4.25 No Registration. Parke and the Stockholder understand that when issued at Closing the Shares will not have been registered under the Securities Act of 1933 (the “Securities

Act”), as amended, by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Stockholder’s representations and warranties as expressed herein or otherwise made pursuant hereto.
     4.26 Investment. The Stockholder will be acquiring the Shares for his own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, nor with any present intention of selling, granting any participation in, or otherwise distributing the same, and the Stockholder does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Shares. The Stockholder is an “accredited investor” as defined in Regulation D, Rule 501(a) under the Securities Act and shall submit to ELC such further assurances of such status as may be reasonably requested by ELC.
     4.27 Experience. The Stockholder acknowledges that he has such knowledge and experience in financial, tax and business matters as to enable him to evaluate the merits and risks of investment in ELC and the Shares and to make an informed investment decision with respect thereto and can protect his own interests.
     4.28 Access to ELC Information. Parke and the Stockholder have had an opportunity to ask questions of, and receive answers from, the officers of ELC concerning this Agreement, the exhibits and schedules attached hereto and the Contemplated Transactions, as well as ELC’s business, management and financial affairs, which questions were answered to the satisfaction of Parke and the Stockholder. The Stockholder acknowledges that he is also a director of ELC, has reviewed the Commission Documents (as defined in Section 5.7) and has received all the information he considers necessary or appropriate for deciding whether to acquire the Shares.
     4.29 Speculative Nature of Investment. Parke and the Stockholder understand and acknowledge that an investment in ELC is highly speculative and involves substantial risks, as is disclosed in certain of the Commission Documents. The Stockholder can bear the economic risk of such investment and is able, without materially impairing his financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of his investment.
     4.30 Residency. The residency of Stockholder, and Parke’s principal place of business, are each in California.
ARTICLE 5 — REPRESENTATIONS AND WARRANTIES OF ELC
     ELC hereby represents and warrants to Parke and the Stockholder as follows:
     5.1 Incorporation. ELC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing could not be reasonably expected to have a material adverse effect on the business or financial condition of ELC and its subsidiaries taken as a whole, with the requisite power and authority to perform its obligations under this Agreement, to consummate the Contemplated Transactions and to conduct its business as currently conducted. Acquisition is a wholly owned subsidiary of ELC. Acquisition is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California, with the requisite power and authority to perform its obligations under this Agreement and to consummate the Contemplated Transactions on its part.
     5.2 No Defaults; Compliance with Law. Except as is disclosed on Schedule 5.2 attached hereto, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions by ELC is an event which, of itself or with the giving of notice or the passage of time or both, constitutes a violation of or will conflict with or result in a breach of or default under the terms, conditions or provisions of any judgment, law or regulation to which ELC is subject, or of ELC’s Certificate of Incorporation or By-laws, or any contract, agreement or instrument to which ELC is a party or by which it is bound. ELC is in compliance with all applicable laws, statutes, regulations, orders, writs, injunctions and decrees of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and any applicable arbitration decisions, relating to ELC, except where the failure to be in such compliance could not reasonably be expected to have a material adverse effect on the business or financial condition of ELC and its subsidiaries taken as a whole. Acquisition is a newly formed entity with no prior activities or business. Neither the execution and delivery of this Agreement by Acquisition nor the consummation of the Contemplated Transactions by Acquisition is an event which, of itself or with the giving of notice or the passage of time or both, constitutes a violation of or will conflict with or result in a breach of or default under the terms, conditions or provisions of any judgment, law or regulation to which Acquisition is subject, or of Acquisition’s Articles of Organization or limited liability company agreement, or any contract, agreement or instrument to which Acquisition is a party or by which it is bound.
     5.3 Corporate Action. Except for obtaining the consent of the holders of ELC’s Series E Convertible Preferred Stock, which will be obtained prior to Closing, and subject to compliance with the condition precedent set forth in Section 9.12 below, all corporate actions and proceedings necessary to be taken by or on the part of ELC to authorize the execution, delivery and performance of this Agreement by ELC and Acquisition have been duly and validly taken. This Agreement has been duly and validly authorized, executed and delivered by ELC and by Acquisition and constitutes a valid and binding agreement of each of them, enforceable in accordance with and subject to its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general principles of equity.
     5.4 Brokers. There is no broker or finder or similar person who would have any valid claim against Parke or the Stockholder for a fee or brokerage commission in connection with this Agreement or the Contemplated Transactions as a result of any agreement, understanding or action by ELC or Acquisition.

     5.5 ELC Capital Structure. ELC currently has 200 million shares of common stock authorized and 5 million shares of preferred stock authorized. As of the date hereof, 51,297,120 shares of common stock of ELC are issued and outstanding, and 232,613 shares of ELC’s Series E Convertible Preferred Stock are issued and outstanding, and all such issued and outstanding shares of common stock and Series E Convertible Preferred Stock have been duly authorized and are fully paid and non-assessable. As of the date hereof, ELC has outstanding options, warrants and convertible notes which, if fully exercised on the date hereof would result in the issuance of 33,017,114 additional shares of common stock.
     5.6 ELC Common Stock. The Shares of Common Stock to be issued to the Stockholder pursuant to the Merger are duly authorized and, when issued to the Stockholder pursuant to consummation of the Merger and the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of all liens, encumbrances and restrictions imposed by law (other than restrictions upon transfer imposed generally by applicable securities laws) and subject to no preemptive rights, co-sale rights, rights of first refusal or similar rights in favor of other persons or entities which have not been waived. Assuming the accuracy of the representations of Parke and the Stockholder in this Agreement and any investor questionnaire to be delivered to ELC by the Stockholder, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions is an event which, of itself or with the giving of notice or the passage of time or both, constitutes a violation of or will conflict with or result in a breach of or default under the terms, conditions or provisions of any judgment, law or regulation to which ELC is subject, or ELC’s Certificate of Incorporation or By-laws, or any contract, agreement or instrument to which ELC is a party or by which it is bound and upon consummation of the Merger in accordance herewith, the ELC Common Stock issuable to the Stockholder hereunder will be issued in compliance with all applicable federal and state securities laws. The registration rights granted to the Stockholder pursuant to this Agreement do not conflict with and will not cause a breach of any existing registration rights agreement or other agreement to which ELC is a party.
     5.7 SEC Filings and Reports. Since December 31, 2004, ELC has filed all reports, schedules, forms, statements and other documents (the “Commission Documents”) required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of their respective dates, the Commission Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to the Commission Documents. Each Commission Document does not as of the date hereof contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances in which they were made not misleading.
     5.8 Absence of Certain Events. Since December 31, 2005, neither ELC nor any of its subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree.

     5.9 Litigation; Compliance with Law.
     (a) Except for the matters listed on Schedule 5.9 attached hereto or disclosed in the Commission Documents, there have not been and are no actions, suits or proceedings pending or, to the best knowledge of ELC, threatened relating to ELC or its business before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.
     (b) To the best knowledge of ELC, ELC is and has been at all times in compliance in all material respects with all applicable Legal Requirements applicable to ELC or its business. ELC does not have any knowledge of any basis for any claim for compensation or damage or other relief against ELC or its business for any violation of any Legal Requirement. All notices received by ELC regarding alleged non-compliance with any Legal Requirement, and any orders, writs, injunctions, decrees and arbitration decisions in respect of non-compliance with any Legal Requirement, are listed on Schedule 5.9 and copies of such notices, orders, writs, injunctions, decrees and arbitration decisions have been made available to Parke and the Stockholder; provided, however, that this representation and warranty shall not be deemed to encompass matters involving compliance with applicable Legal Requirements where one or more other specific representations are made in Article 5 of this Agreement that cover applicable Legal Requirements with respect to a specific topic (whether or not the term “Legal Requirements” is used in such representation and warranty).
     (c) Other than matters disclosed in the Commission Documents or on Schedule 5.9 attached hereto, since December 31, 2005 there have not been and are not now any actions, suits, investigations or proceedings pending or, to the knowledge of ELC, threatened against ELC or any of its subsidiaries before any court, arbitrator or administrative or governmental body that (a) seek to enjoin or otherwise prevent the consummation of the Contemplated Transactions or (b) materially and adversely affect, or as to which there is a reasonable possibility of an adverse decision that would materially and adversely affect, either individually or collectively, the business or financial condition of ELC and its subsidiaries taken as a whole.
     (d) Neither ELC nor any of its subsidiaries is in violation of any judgment, order, writ, injunction, decree, rule or regulation of any court or governmental department, commission, board, bureau, agency or instrumentality, the violation of which reasonably could be expected to, either individually or collectively, materially and adversely affect the business or financial condition of ELC and its subsidiaries taken as a whole.
     5.10 No Misleading Statements or Omissions. No representation or warranty made by ELC in this Agreement, and no statement made by or on behalf of ELC in any certificate, document, exhibit or schedule expressly required to be furnished hereunder, contains or will contain any untrue statement of a fact or omits or will omit to state any fact necessary to make such representation or warranty or statement, in light of the circumstances under which such representation, warranty or statement was made, not misleading to a prospective purchaser of capital stock of ELC.

     5.11 Acknowledgement Regarding Transaction. ELC represents that it has had an adequate opportunity to perform an independent investigation of Parke. ELC acknowledges that it has been given reasonable access to Parke’s books and records, including the Material Contracts. ELC further represents that in making the decision to enter into this Agreement, it has relied solely on its own independent investigation, the representations and warranties and covenants of Parke and the Stockholder set forth in this Agreement, and ELC’s own assessment of the past, current and future business requirements of Parke’s business. Accordingly, ELC acknowledges, represents and warrants that, except as expressly set forth in this Agreement, neither Parke nor the Stockholder has made, and ELC has not relied upon, any representations or warranties of any nature whatsoever. As of the date hereof, ELC is not aware of any breach of any representation and warranty made by Parke and the Stockholder in Article 4 of this Agreement.
ARTICLE 6 — COVENANTS OF PARKE AND THE STOCKHOLDER
     Parke and the Stockholder, jointly and severally, covenant and agree with ELC and Acquisition that from the date hereof through and including the Closing Date:
     6.1 Full Access and Financials. ELC and its authorized representatives will have full access during normal business hours, upon reasonable notice to Parke, to all properties, books, records, contracts and documents of Parke or relating to Parke’s current and former employees, customers and suppliers, and shall be allowed to inspect and cause tests to be made of the assets and facilities of Parke through the Closing Date. Any such investigation or testing shall be conducted in such a manner so as to not unreasonably interfere with the conduct of Parke’s business operations. Further, ELC shall indemnify and hold harmless Parke and the Stockholder if any such testing causes damage to the Leased Real Property or any of Parke’s personal property or adversely impacts the conduct of Parke’s business operations (excluding any adverse impact with respect to ELC’s willingness to proceed under this Agreement). ELC shall deliver to Parke and the Stockholder copies of any reports relating to or arising out of any environmental testing conducted by ELC. Parke will make available to ELC and such authorized representatives all information with respect to the affairs and business of Parke as ELC may reasonably request. Nothing contained in this Section 6.1, nor the exercise by ELC of its rights hereunder, will relieve Parke or the Stockholder from or limit any liability which may arise out of any breach of any representation, warranty, covenant or agreement of Parke or the Stockholder contained in this Agreement.
     Parke, within 5 days after completion thereof, will provide ELC with copies of internally prepared balance sheets and operating statements related to Parke for each monthly accounting period between the date of this Agreement and the Closing Date.
     6.2 Conduct of Business. Parke will carry on its business, in the ordinary course and in the same manner as such business has been carried on heretofore, and Parke will (a) use its best efforts to do all things necessary to preserve the assets and properties of Parke, (ii) maintain and keep its tangible assets in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals and replacements, (iii) perform on a timely basis all lawful obligations to be performed by it pursuant to the terms of each agreement, contract, undertaking or commitment by which it is bound, and (iv) pay all Taxes which become due and all installments of estimated Taxes which become due, except to the extent any such Taxes are contested in good faith pursuant to appropriate proceedings.
     6.3 Other Action. Without the prior written consent of ELC, Parke will not:
     (a) issue, sell, purchase or redeem, or grant options to purchase or otherwise agree to sell, purchase or redeem, any shares of capital stock or any other securities of Parke, and on the date of this Agreement, Parke will close its stock transfer books and will not prior to the Closing record the transfer of any shares of capital stock of Parke;
     (b) consent to or permit any amendment of Parke’s Articles of Incorporation or by-laws;
     (c) consent to or permit Parke to prepay any liability for borrowed money;
     (d) enter into any new line or type of business;
     (e) permit Parke to pay any obligation or liability, other than obligations and liabilities reflected in the Interim Statements or incurred since March 31, 2006 in the ordinary course of business;
     (f) permit Parke to enter into or modify any contract of the type described in Section 4.9 hereof;
     (g) permit Parke to pay any bonus to or increase the compensation payable to or any other benefits of any employee of Parke;
     (h) permit or consent to declaring or distribution by Parke of any dividend to the Stockholder; provided, however, that (x) Parke shall be permitted to make and the Stockholder shall be permitted to accept and receive dividends and/or distributions equal to the aggregate actual federal and state income tax of Parke allocable to the Stockholder as taxable income due to his ownership of Parke and its election as an S corporation of the Internal Revenue Code of 1986, as amended, and (y) to the extent not distributed prior thereto, Parke shall pay to the Stockholder, immediately prior to Closing, a promissory note, bearing interest at the applicable federal rate, the principal amount of which shall be the difference between (1) the actual federal and state income tax of Parke allocable to the Stockholder for the period January 1, 2006 through the Effective Date (which amount shall pass through and be taxable to the Stockholder for the short S year by reason of the election by Parke as an S corporation) and (2) the amount of estimated taxes for such income which was distributed by Parke to the Stockholder prior to the Effective Date, which promissory note shall be due and payable no later than April 1, 2007, and (z) to the extent that the same has not been distributed prior to the date of this Agreement, Parke shall be permitted to make and the Stockholder shall be permitted to accept and receive dividends and/or distributions equal to the aggregate actual federal and state income of Parke for 2005 allocable to the Stockholder as 2005 taxable income due to his ownership of Parke and its election as an S corporation;
     (i) permit Parke to enter into any contract or commitment, incur any liability, absolute or contingent, waive any right or enter into any other transaction, not (A) in the ordinary course of business and of the scope and magnitude heretofore entered into, and/or (B) in an amount greater than $5,000 individually or $25,000 in the aggregate (except inventory, materials or supplies purchased in the ordinary course of business at market prices and in reasonable quantities, or the sale of products to customers, in the ordinary course of business); provided, however, that this clause (i) shall not prohibit Parke from borrowing funds to fund a distribution or dividend to the Stockholder which is permitted under clause (h) immediately preceding;
     (j) permit Parke to modify any Material Contract, except in the ordinary course of business;
     (k) permit Parke to sell (except for sales from inventory in the ordinary course of business), transfer, mortgage, pledge or subject any of its assets to any lien or encumbrance not currently imposed on such asset;
     (l) permit Parke to enter into any transaction not in the ordinary course of business; or
     (m) take any action after the date hereof, the reasonably foreseeable result of which would be to cause any representation or warranty of Parke or the Stockholder contained in this Agreement to be or become inaccurate.
     6.4 Organization, Good Will. Parke will preserve Parke’s business organizations intact, will retain its present key employees, and will use its best efforts to preserve the good will of its suppliers, customers and others having business relations with Parke.
     6.5 Consents to Leases, Contracts. With respect to each lease, license, contract or other agreement or instrument which, by its terms, will be breached by the consummation of the Merger as contemplated hereby unless the consent of the other party thereto is obtained, at no cost to ELC or Acquisition, Parke and the Stockholder will use its best efforts to obtain or cause to be obtained such consent, without thereby affecting or impairing the terms or the validity or enforceability thereof. Schedule 4.2 sets forth a listing of each such lease, contract or other agreement or instrument.
     6.6 Representations and Warranties. Parke and the Stockholder shall give written notice to ELC promptly upon the occurrence of or becoming aware of: (i) the impending or threatened occurrence of any event which would cause, or would have caused had such event occurred or been known to Parke or the Stockholder prior to the date hereof, any of their representations or warranties contained in this Agreement to be untrue when made or to be untrue if made as of the Closing Date, (ii) any material adverse development in the condition (financial or otherwise), operations or prospects of Parke and (iii) the failure of any condition precedent to any party’s obligation to consummate the Contemplated Transactions.
     6.7 Notice of Proceedings. Parke and the Stockholder will promptly notify ELC in writing upon becoming aware of any order or decree or any complaint (or threat thereof) praying for an order or decree restraining or enjoining the consummation of this Agreement or the Contemplated Transactions, or upon receiving any notice from any person, firm or corporation or any governmental department, court, agency or commission of his or its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of, this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.
     6.8 Corporate Action. To the extent within its control and subject to the provisions of this Agreement, Parke and the Stockholder will take all necessary corporate and other action required to carry out the Contemplated Transactions on their part.
     6.9 Amendments and Supplements to Schedules. From and after the date hereof and prior to the Closing, Parke and the Stockholder will promptly furnish to ELC and Acquisition supplements or amendments to the Schedules attached hereto with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedules. The written approval by ELC of each such supplement or amendment shall be a condition precedent to the performance of ELC’s obligations hereunder, provided, however, that ELC’s approval shall not be unreasonably withheld. In the event that ELC approves in writing any supplement or amendment to a schedule and consummates the transactions contemplated hereby, ELC shall have no right to claim that such supplement or amendment constitutes a breach of a representation or warranty under this Agreement.
ARTICLE 7 — COVENANTS OF ELC AND ACQUISITION PENDING THE CLOSING DATE
     ELC and Acquisition, jointly and severally, hereby covenant and agree that from the date hereof through and including the Closing Date:
     7.1 Representations and Warranties. ELC shall give written notice to Parke and the Stockholder promptly upon the occurrence of or becoming aware of: (i) the impending or threatened occurrence of any event which would cause, or would have caused had such event occurred or been known to ELC prior to the date hereof, any of the representations and warranties of ELC and Acquisition contained in this Agreement to be untrue when made or to be untrue if made as of the Closing Date, (ii) any adverse development in the condition (financial or otherwise) or operations of ELC, and (iii) the failure of any condition precedent to any party’s obligation to consummate the Contemplated Transactions.

     7.2 Notice of Proceedings. ELC will promptly notify Parke and the Stockholder in writing upon becoming aware of any order or decree or any complaint (or threat thereof) praying for an order or decree restraining or enjoining the consummation of this Agreement or the Contemplated Transactions, or upon receiving any notice from any person, firm or corporation or any governmental department, court, agency or commission of his or its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of, this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.
     7.3 Corporate Action. To the extent within their reasonable control and subject to the provisions of this Agreement, ELC and Acquisition will take all necessary corporate, limited liability company and other action required to carry out the Contemplated Transactions.
     7.4 Updated Schedules. On the Closing Date, ELC will furnish Parke and the Stockholder with any revised schedules which may be necessary to make accurate and current as of the Closing Date each of the representations and warranties of ELC and Acquisition contained in this Agreement; provided, however, that such action by the ELC shall not be deemed to cure any breach of any provision hereof or any representation or warranty which was materially incorrect when made.
     7.5 Cooperation with Parke. Prior to the Closing Date, ELC shall cooperate with Parke in obtaining any necessary consents to the Contemplated Transactions and in seeking the release of the Stockholder from his guaranties of Parke’s line of credit and credit card debt of Parke.
ARTICLE 8 — CONDITIONS TO THE OBLIGATIONS OF PARKE AND THE STOCKHOLDER
     The obligations of Parke and the Stockholder to consummate the Merger under this Agreement are subject to the fulfillment or waiver of the following conditions prior to or at the Closing Date:
     8.1 Representations and Warranties. The representations and warranties of ELC and Acquisition set forth in this Agreement and in any certificate, document, exhibit or schedule expressly required to be furnished by them hereunder shall have been true and accurate in all material respects as of the date when made, shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate in all material respects.
     8.2 Compliance With Covenants. ELC and Acquisition shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by them prior to or at the Closing Date;
     8.3 Absence of Litigation. There shall be no litigation pending or threatened (nor shall any basis exist for any such litigation) against or involving Parke, the Stockholder, ELC or Acquisition or their respective businesses, assets or facilities, which has, or if decided adversely would be reasonably likely to have, a material adverse effect, either individually or in the aggregate, on the financial condition, business, assets, facilities, properties or prospects of Parke, ELC or Acquisition, or upon the ability of the parties hereto to conclude the Contemplated Transactions, or seeking to enjoin or prevent consummation of the Contemplated Transactions.
     8.4 Closing Deliveries. ELC and Acquisition shall have provided each of the following documents:
     (a) a certificate of the manager of Acquisition certifying, as complete and accurate as of the Closing Date, attached copies of the Articles of Organization and Operating Agreement of Acquisition, certifying and attaching all requisite resolutions of Acquisition’s members and managers approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the representatives of Acquisition executing this Agreement and any other document relating to the Contemplated Transactions;
     (b) a certificate of the corporate secretary of ELC certifying, as complete and accurate as of the Closing Date, attached copies of the Certificate of Incorporation and By-laws of ELC, certifying and attaching all requisite resolutions of ELC’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the representatives of ELC executing this Agreement and any other document relating to the Contemplated Transactions;
     (c) a certificate of an officer of ELC confirming the due satisfaction of the conditions set forth in Sections 8.1 and 8.2;
     (d) an opinion of counsel to ELC and Acquisition in form and substance reasonably satisfactory to Parke and the Stockholder; and
     (e) an extension to Parke’s current lease for the Leased Real Property in form and substance satisfactory to the Stockholder, executed by the owner/lessor of such Leased Real Property;
     (f) a fairness opinion from an investment banking firm to be selected by ELC, dated within two (2) business days prior to Closing, to the effect that, as of such date, the Contemplated Transactions are fair, from a financial point of view, to ELC;
     (g) an employment agreement of Daniel W. Parke in form and substance satisfactory to Mr. Parke, executed by Parke or the Surviving Entity;
     (h) a stock option agreement granting to Daniel W. Parke options to purchase 700,000 shares of ELC common stock in form and substance satisfactory to Mr. Parke, executed by ELC; and

     (i) such other documents as Parke and the Stockholder may reasonably request in connection with the Contemplated Transactions.
     8.5 Consents to Leases, Contracts. ELC shall have obtained consents reasonably satisfactory to Parke and the Stockholder with respect to each of the matters listed on Schedule 5.2.
     8.6 Additional Capital. ELC shall have successfully raised not less than $15,000,000 of equity capital through a rights offering, private placement of securities or other issuance of securities.
     8.7 No Material Adverse Effect. There shall not have occurred any event or circumstance which could reasonably be expected to have a material adverse effect on the business or financial condition of ELC and its subsidiaries, taken as a whole.
     8.8 Conversion of Series E Preferred Stock. All of ELC’s outstanding shares of Series E Convertible Preferred Stock shall have been redeemed or shall have been converted into shares of ELC common stock, or shall be subject to binding agreements to convert in form and substance reasonably satisfactory to ELC.
     8.9 Repayment of Convertible Debt. ELC shall have repaid all indebtedness to third parties that entitle such third parties to convert all or a portion of such indebtedness into equity in ELC; or all such indebtedness shall have been converted into shares of ELC common stock.
     8.10 Stockholder Approval. ELC’s stockholders shall have duly approved the issuance of ELC common stock in connection with the Contemplated Transactions in accordance with applicable laws and regulatory requirements.
     8.11 Release from Guaranties. The Stockholder shall have obtained release from his guaranties of Parke’s line of credit and credit card debt of Parke (or Parke shall have paid off and terminated such line of credit and credit card debt).
ARTICLE 9 — CONDITIONS TO THE OBLIGATIONS OF ELC AND ACQUISITION
     The obligations of ELC and Acquisition under this Agreement are subject to the fulfillment or waiver of the following conditions prior to or at the Closing Date:
     9.1 Representations and Warranties. Each of the representations and warranties of Parke and the Stockholder set forth in this Agreement or in any certificate, document, exhibit or schedule expressly required to be furnished by them hereunder shall have been true and accurate in all material respects as of the date when made, shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate in all material respects.
     9.2 Compliance With Covenants. Parke and the Stockholder shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by them prior to or at the Closing Date.
     9.3 Absence of Litigation. There shall be no litigation pending or threatened (nor shall any basis exist for any such litigation) against or involving Parke, the Stockholder, ELC or Acquisition or their respective businesses, assets or facilities, which has, or if decided adversely would be reasonably likely to have, a material adverse effect, either individually or in the aggregate, on the financial condition, business, assets, facilities, properties or prospects of Parke, ELC or Acquisition, or upon the ability of the parties hereto to conclude the Contemplated Transactions, or seeking to enjoin or prevent consummation of the Contemplated Transaction.
     9.4 Closing Deliveries. Parke and the Stockholder shall have provided each of the following documents:
     (a) an extension to Parke’s current lease of the Leased Real Property in form and substance satisfactory to ELC, executed by the owner/lessor of such Leased Real Property;
     (b) releases of any liens, security interests and other encumbrances affecting Parke, its assets or any of the outstanding capital stock of Parke;
     (c) a certificate of the corporate secretary of Parke certifying, as complete and accurate as of the Closing Date, attached copies of the Articles of Incorporation and by-laws of Parke, certifying and attaching all requisite resolutions of Parke’s board of directors and stockholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Parke executing this Agreement and any other document relating to the Contemplated Transactions;
     (d) a certificate of an officer of Parke and the Stockholder confirming the due satisfaction of the conditions set forth in Sections 9.1 and 9.2;
     (e) an opinion of counsel to Parke and the Stockholder in form and substance reasonably satisfactory to ELC;
     (f) a fairness opinion from an investment banking firm to be selected by ELC, dated within two (2) business days prior to Closing, to the effect that, as of such date, the Contemplated Transactions are fair, from a financial point of view, to ELC;
     (g) an employment, non-competition, non-solicitation and non-disclosure agreement of Daniel W. Parke in form and substance satisfactory to ELC, executed by Mr. Parke; and
     (h) such other documents as ELC may reasonably request in connection with the Contemplated Transactions.

     9.5 Delivery of Audited Financial Statements. Parke shall have provided to ELC financial statements for Parke for the fiscal years ended December 31, 2004 and 2005, audited by BDO Seidman LLP and otherwise complying with the requirements of the SEC (including requirements of Regulation S-X) and BDO Seidman LLP shall have provided to ELC a written consent to the use of such audited financial statements in ELC’s filings with the SEC under the Securities Act and the Exchange Act.
     9.6 Consents to Leases, Contracts. Parke and the Stockholder shall have obtained consents reasonably satisfactory to ELC with respect to each of the leases, licenses, contracts and other agreements and instruments which are referred to on Schedule 4.2.
     9.7 No Material Adverse Effect. There shall not have occurred any event or circumstance which could reasonably be expected to have a Material Adverse Effect.
     9.8 Due Diligence. ELC shall have satisfactorily completed, in its sole discretion, financial, operational, legal, tax, environmental, compensation, benefits and accounting due diligence regarding Parke.
     9.9 Board Approval. The board of directors of ELC shall have approved the Contemplated Transactions subsequent to the issuance of the fairness opinion required pursuant to 9.4(f).
     9.10 Additional Capital. ELC shall have successfully raised not less than $15,000,000 of equity capital through a rights offering, private placement of securities or other issuance of securities.
     9.11 Conversion of Series E Preferred Stock. All of ELC’s outstanding shares of Series E Convertible Preferred Stock shall have been redeemed or shall have been converted into shares of ELC common stock, or shall be subject to binding agreements to convert in form and substance reasonably satisfactory to ELC.
     9.12 Repayment of Convertible Debt. ELC shall have repaid all indebtedness to third parties that entitle such third parties to convert all or a portion of such indebtedness into equity in ELC; or all such indebtedness shall have been converted into shares of ELC common stock.
     9.13 Stockholder Approval. If required by law or the rules of any national securities exchange upon which ELC’s common stock is listed as of the Closing Date, ELC’s stockholders shall have duly approved the issuance of ELC common stock in connection with the Contemplated Transactions.
ARTICLE 10 — TERMINATION
     10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date upon the happening of the following:

(a)	by execution of written consent to such termination by each of Parke, the Stockholder and ELC;

(b)	by ELC if any condition in Article 9 remains not satisfied on July 15, 2006;

(c)	by Parke and the Stockholder if any condition in Article 8 remains not satisfied on July 15, 2006.
Any party seeking to exercise a right to termination pursuant to this Section shall give each other party written notice thereof stating the reasons therefore.
     10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1 no party hereto shall have any liability or further obligation to any other party to this Agreement except that any termination shall be without prejudice to the rights of any party hereto arising out of a breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement existing as of the date of such termination.
ARTICLE 11 — INDEMNIFICATION
     11.1 Survival. The several representations, warranties, covenants and agreements of the parties made pursuant to this Agreement shall be deemed to be made on and as of the date of this Agreement and on and as of the Closing Date, shall survive the Closing Date and shall not expire until the date which is two (2) years after the Closing Date.
     11.2 Indemnification of ELC. The Stockholder agrees to indemnify and hold ELC, its officers, directors, shareholders, employees, attorneys, accountants and agents (each, an “ELC Indemnified Party”) harmless from and against any and all damages, claims, losses, expenses, costs, obligations, and liabilities including, without limiting the generality of the foregoing, liabilities for reasonable attorneys’ fees (“Loss and Expense”), incurred or suffered by an ELC Indemnified Party arising out of, relating to or resulting from any of the following:
(a)	any breach of or any inaccuracy in any representation or warranty made by Parke or the Stockholder pursuant to this Agreement;

(b)	any breach of or failure by Parke or the Stockholder to perform any covenant or obligation of either of them set forth in or contemplated by this Agreement;

(c)	any warranty or other claim pertaining to products produced or service performed by Parke (including any predecessor companies) on or before the Closing Date, except to the extent either (i) recovered pursuant to an insurance policy obtained by Parke, or (ii) reserved against as a liability in Parke’s balance sheet as of the last day of the month most recently ended prior to the Closing Date, prepared in accordance with generally accepted accounting principles and provided to ELC prior to Closing (the “Most Recent Balance Sheet”);

(d)	the use, operation or ownership of any of the assets of Parke or the business or operation of the business of Parke on or prior to the Closing Date, except to the extent either (i) recovered pursuant to an insurance policy obtained by Parke, or (ii) reserved against as a liability in the Most Recent Balance Sheet;

(e)	any litigation, pending suit, claim, proceeding or cause of action against Parke with respect to events or actions prior to the Closing Date, whether now or existing or hereafter brought, except to the extent either (i) recovered pursuant to an insurance policy obtained by Parke, or (ii) reserved against as a liability in the Most Recent Balance Sheet; and

(f)	any claims by or liabilities with respect to any employee of Parke regarding his or her employment or termination of employment by Parke on or prior to the Closing Date, including, but not limited to, any and all liabilities arising out of any accidents illness or other events which occurred on or prior to the Closing Date, except to the extent either (i) recovered pursuant to an insurance policy obtained by Parke, or (ii) reserved against as a liability in the Most Recent Balance Sheet.
     11.3 Indemnification of Parke and the Stockholder. ELC and Acquisition agree to indemnify and hold Parke, its officers, directors, shareholders (including the Stockholder), employees, attorneys, accountants and agents (each, a “Parke Indemnified Party”) harmless from and against any and Loss and Expense incurred or suffered by a Parke ELC Indemnified Party arising out of, relating to or resulting from any of the following:
(a)	any breach of or any inaccuracy in any representation or warranty made by ELC or Acquisition pursuant to this Agreement;

(b)	any breach of or failure by ELC or Acquisition to perform any covenant or obligation of either of them set forth in or contemplated by this Agreement;
     11.4 Notice of Claims; Procedure for Indemnification.
     (a) If an ELC Indemnified Party or a Parke Indemnified Party (in either case, an “Indemnified Party”) believes that it has suffered or incurred any Loss and Expense, such Indemnified Party shall notify the party obligated to provide indemnification (the “Indemnifying Party”) in writing describing such Loss and Expense, the amount thereof, if known, and the method of computation of such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. If any action at law or suit in equity is instituted by a third party with respect to which an Indemnified Party intends to claim any liability or expense as Loss and Expense under this Article 11, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice or delay by an Indemnified Party in giving such notice unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been materially prejudiced as a result of the failure to give, or delay in giving, such notice.
     (b) If such indemnity shall arise from the claim of a third party, the Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim with counsel satisfactory to the Indemnified Party but at the Indemnifying Party’s expense. Failure by the Indemnifying Party to notify an Indemnified Party of its election to defend any such claim or action by a third party within thirty (30) days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver of the right of the Indemnifying Party to defend such claim or action. If a third party claim or proceeding requires a response sooner than the thirty (30) day period required for the Indemnifying Party to respond to the Indemnified Party, the Indemnified Party shall timely respond to the third party claim in a manner preserving all rights and denying any liability. Indemnifying Party shall not be deemed to have waived its rights to control defense of the claim hereunder if Indemnifying Party shall within the thirty (30) day period notify the Indemnified Party that the Indemnifying Party will take control of the defense of such claim.
     (c) If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, then counsel selected by the Indemnifying Party shall be subject to approval by the Indemnified Party (not to be unreasonably withheld). The obligations of the Indemnifying Party as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all Losses or Expenses caused by or arising out of any settlement approved by the Indemnified Party or any judgment in connection with such claim or litigation. The Indemnifying Party shall keep the Indemnified Party fully informed of the status of such claims and litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party, not to be unreasonably withheld, or enter into any settlement (except with the written consent of the Indemnified Party, not to be unreasonably withheld) which does not include as an unconditional term thereof the giving by the claimant or a plaintiff of a release of the Indemnified Party from all liability in respect of such claim or which acts as an admission of a violation of any law, rule, regulation, ordinance, policy or order. Anything in this Article 11 to the contrary notwithstanding, the Indemnified Party may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation.
     (d) If the Indemnifying Party shall not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from such Indemnified Party in accordance herewith, the Indemnified Party may defend against such claim or litigation in such manner as it reasonably deems appropriate, and unless there shall be deposited with the Indemnified Party a sum in cash, letter of credit or bond, equal to the total amount demanded in such claim or litigation plus the Indemnified Party’s reasonable estimate of the costs of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may reasonably deem appropriate. The Indemnified Party shall inform the Indemnifying Party of the status of such claim or litigation from time to time upon the Indemnifying Party’s request, and, prior to settling such claim or litigation, the Indemnified Party shall advise the Indemnifying Party of the terms, provisions and conditions of any proposed settlement; provided, however, that the Indemnifying Party will not have any rights to accept, decline or modify the proposed settlement, nor to direct the Indemnified Party to do any of the foregoing. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement and for all other Losses and Expenses reasonably incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation. The terms of such settlement shall be binding upon the Indemnifying Party and the Indemnifying Party shall not have any right to challenge such settlement.
     (e) If the Indemnified Party refuses to consent, whether reasonably or unreasonably, to any settlement recommended by the Indemnifying Party then the Indemnifying Party shall be relieved of its obligation to provide a defense and the Indemnifying Party’s monetary liability for any settlement or judgment shall not exceed either the amount for which the matter could have been settled or the Indemnifying Party’s maximum liability, whichever is less. Notwithstanding anything to the contrary herein, without the consent of the Indemnified Party, the Indemnifying Party may settle or compromise any action, claim or proceeding or consent to entry of judgment with respect to any such action, claim or proceeding that requires solely the payment of money damages by the Indemnifying Party and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of such action, claim or proceeding.
     (f) The Indemnifying Party shall promptly pay to the third party the amount of any final and unappealable judgment rendered with respect to any claim by such third party in litigation and shall reimburse the Indemnified Party and for all other Losses and Expenses reasonably incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.
     (g) Any payment pursuant to this Section 11.4 shall be made not later than thirty (30) days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the amount thereof and the indemnity payment requested. Any payment not made when due shall bear interest at a rate per annum equal to the Prime Rate plus 3% per annum for each day until paid. “Prime Rate” means the rate of interest as reported in The Wall Street Journal from time to time, changing as and when the Prime Rate changes.
     11.5 Limitations on Indemnification.
     (a) Notwithstanding anything herein to the contrary, the Stockholder shall not be obligated to pay any amounts to an Indemnified Party until the aggregate amount which the Stockholder would have been obligated to pay for all indemnity claims but for this Section 11.5 equals $80,000, and at such time the Stockholder shall be obligated to pay all amounts for indemnification then owing by him (but only for amounts in excess of the $80,000 deductible) up to the aggregate amount of $1,000,000 (the “Cap”), except that such limitation shall not apply to any claims for indemnification arising from the fraudulent acts or omissions of the Stockholder. No claim for indemnification may be made by an Indemnified Party under this Article 11 at any time after the date that is the 24 month anniversary of the Closing Date.
     (b) The ELC Indemnified Parties shall not have the right to make a claim for indemnification for a breach of a representation or warranty hereunder to the extent that ELC had actual knowledge prior to Closing that such representation and warranty or covenant is in breach (excluding, for this purpose, any knowledge of Parke, who is a director of ELC) and ELC consummates the transactions contemplated hereby despite the known breach. In such event, ELC shall be deemed to have waived its rights to make a claim under this Agreement.
     (c) ELC shall be responsible for determining whether the operation of the business by Acquisition after the Closing is in compliance with applicable Legal Requirements, including, without limitation, whether ELC has obtained all authorizations necessary to operate the Business, including without limitation, all Governmental Authorizations, including without limitation, qualifications for doing business in other states. If Parke operated in violation of any applicable Legal Requirements prior to the Closing Date, the Stockholder’s liability to ELC for Loss and Expense shall be limited to Loss and Expense relating to or arising out of Parke’s violation of applicable Legal Requirements prior to the Closing Date and the Stockholder shall not be responsible for Loss and Expense arising from Acquisition’s violations of applicable Legal Requirements after the Closing Date.
     (d) Parke and the Stockholder shall have no obligation to indemnify the ELC Indemnified Parties pursuant to Section 11.2 to the extent that the Loss and Expense claimed by ELC are already taken into account as reserves for liabilities in the determination of Closing Net Book Value.
     (e) In connection with ELC’s investigation of Parke, certain projections and certain business plan information for succeeding fiscal years have been made available to ELC. ELC acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans, that ELC is familiar with such uncertainties, that ELC is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that ELC shall not have any claim against the Stockholder or any officers, directors or employees of Parke with respect thereto and no representations or warranties are made by the Stockholder with respect to such projections, forecasts and plans.
     11.6 Specific Performance. Notwithstanding anything else herein contained, Parke and the Stockholder agree that, in addition to any other available remedies at law or in equity for breach or threatened breach of this Agreement, Acquisition and ELC shall be entitled to specific performance against Parke and the Stockholder and the existence of any claim or cause of action Acquisition or ELC may have will not constitute a defense thereto.

     11.7 Expenses of Enforcement. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or substantially prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.
     11.8 Sole Remedies. The remedies provided for in this Article 11 are exclusive and shall be in lieu of all other remedies for breach of this Agreement, including , without limitation, for breaches of the representations, warranties, covenants and agreements hereunder; provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by any party of any right to specific performance or any remedy arising by reason of any claim of fraud with the respect to this Agreement; ELC acknowledges and agrees that, by agreeing to the exclusive remedies under Article 11, ELC has no rights against the Stockholder in his capacity as a director, officer or employee of Parke prior to the Closing Date, or in his capacity as a trustee, fiduciary or administrator of the [Parke employee benefit and/or welfare plans] prior to the Closing Date.
ARTICLE 12 — CONFIDENTIALITY
     12.1 Definition of Confidential Information. As used in this Article 12, the term “Confidential Information” includes any and all of the following information of Parke or the Stockholder or Acquisition or ELC that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Acquisition or ELC on the one hand or Parke or the Stockholder on the other hand) (each, a “Disclosing Party”) to the other party or its agents, counsel or representatives (a “Receiving Party”):
     (i) all information that is a trade secret under applicable trade secret or other law;
     (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, computer software and database technologies, systems, structures and architectures;
     (iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and
     (vi) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.
     12.2 Restricted Use of Confidential Information. Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions, and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of the Stockholder (with respect to Confidential Information of Parke or the Stockholder) or an authorized representative of ELC with respect to Confidential Information of Acquisition or ELC. Each of Acquisition and ELC and Parke and the Stockholder shall disclose the Confidential Information of the other party only to its representatives who require such information for the purpose of evaluating the Contemplated Transactions and are informed of the obligations of this Article 12 with respect to such information. Each of Acquisition, ELC, Parke and the Stockholder shall enforce the terms of this Article 12 as to its or his respective representatives, take such action to the extent necessary to cause its or his representatives to comply with the terms and conditions of this Article 12, and be responsible and liable for any breach of the provisions of this Article 12 by it or him or its or his representatives.
     12.3 Exceptions. Section 12.2 does not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 12 by the Receiving Party or its agents, counsel or representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure.
     Notwithstanding anything herein to the contrary, any party may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials that are provided to it (including any opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. The preceding sentence is intended to cause the transactions contemplated hereby not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the United States Treasury Regulations promulgated under Section 6011 of the United States Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose.

     12.4 Legal Proceedings. If a Receiving Party becomes compelled in any legal proceeding or is requested by a governmental body or authority having regulatory jurisdiction over the Contemplated Transactions or such party to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement or with respect to disclosure authorized under the second paragraph of Section 12.3.
     12.5 Return or Destruction of Confidential Information. If this Agreement is terminated, each Receiving Party shall return all Confidential Information of the Disclosing Party or shall destroy any Confidential Information not returned and certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.
     12.6 Attorney Client Privilege. A Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether such Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

ARTICLE 13 — MISCELLANEOUS
     13.1 Expenses. Parke and the Stockholder shall bear their expenses, and ELC and Acquisition shall bear their expenses, incurred in connection with the Contemplated Transactions, including without limitation, accounting and legal fees incurred in connection herewith. The costs and expenses of BDO Seidman LLP’s audit of Parke shall be the responsibility of ELC.
     13.2 Assignments. This Agreement shall not be assigned by any party hereto without the prior written consent of each other party.
     13.3 Severability. If any provision of any of this Agreement is determined to be illegal, invalid or enforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.
     13.4 Notices. All notices, demands and other communications which may or are required to be given hereunder or with respect hereto shall be in writing, shall be given either by personal delivery or by recognized overnight delivery service, and shall be deemed to have been given or made when personally delivered, addressed as follows:

If to ELC or Acquisition:	Electric City Corp.
1280 Landmeier Road
Elk Grove Village, Illinois 60007
Attn: Jeffrey Mistarz, CFO
Phone: (847) 437-1666
Fax: (847) 437-4969

with a copy to:	Schwartz Cooper Chartered
180 North LaSalle, Suite 2700
Chicago, Illinois 60601
Attention: Andrew H. Connor, Esq.
Phone: (312) 845-5118
Fax: (312) 264-2427

If to Parke or the Stockholder:	Parke P.A.N.D.A. Corporation

Attn: Daniel W. Parke
Phone:
Fax:

with a copy to:	Rodi, Pollock, Pettker, Galbraith & Cahill
444 South Flower Street, Suite 1700
Los Angeles, CA 90071-2901
Attn: Elizabeth B. Blakely
Phone: (213) 895-4900
Fax: (213) 895-4921

No notice, request, demand, instruction, or other document to be given hereunder to any party shall be effective for any purpose unless personally delivered, or delivered by commercial overnight delivery service, or sent by certified or registered mail, return receipt requested, to the appropriate address, or transmitted by telecopier to the number provided herein. Notices that are mailed shall be deemed to have been given on the third day following deposit of same in any United States Post Office mailbox in the state to which the notice is addressed or on the fourth day following deposit in any such post office box other than in the state to which the notice is addressed, postage prepaid, addressed as set forth herein. Notices sent via commercial overnight delivery service shall be deemed to have been given the next business day after deposit with the commercial delivery service. Notices that are transmitted via telecopier shall be deemed to have been given the business day transmitted, if transmitted before 3:00 p.m. recipient’s time, and on the next business day, if transmitted after 3:00 p.m. recipient’s time, as evidenced by a telecopier confirmation of successful transmission. The addresses and telecopier numbers for the purposes of this paragraph may be changed by giving written notice of such change in the manner herein provided for giving notice.
     13.5 Captions. The captions and headings of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.
     13.6 Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of California, notwithstanding any conflict of law provision to the contrary.
     13.7 Arbitration. In the event of any dispute, disagreement or controversy arising under this Agreement or any other written agreements entered into in connection herewith (a “Dispute”), and after written notice of the dispute as provided in Section 11.4 above, the relevant parties shall attempt in good faith to resolve the Dispute by negotiations. If for any reason the Dispute in not resolved within thirty (30) days after delivery of the original notice of the Dispute, any party may serve on the other relevant parties a written demand for arbitration of the Dispute. Thereafter, such Dispute shall be subject to binding arbitration in Los Angeles County, California, as arbitrated in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association before one neutral arbitrator. Any party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Without waiving any remedy under this Agreement, any party may also seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). In the event of any such Dispute, none of the parties shall directly or indirectly reveal, report, publish or disclose any information relating to such Dispute to any person, firm or corporation not expressly authorized by the other party or parties to receive such information or use such information or assist any other person in doing so, except to comply with actual legal obligations of such party, or unless such disclosure is directly related to an arbitration proceeding as provided herein, including, but not limited to, the prosecution or defense of any claim in such arbitration. Except as the parties may otherwise agree in writing, the arbitrator shall be licensed to practice law in any U.S. state and experienced in corporate and contract law, and the arbitrator shall be required to decide each claim in accordance with applicable law and to set forth in writing the award and a summary of those facts considered by the arbitrator to be material to the decision. This agreement to arbitrate shall be enforceable under the Uniform Arbitration Act. Any court of competent jurisdiction may confirm, or enter a judgment upon, any arbitration award issued pursuant to this Section 13.7. The costs and expenses of the arbitration (excluding attorneys’ fees) shall be paid by the non-prevailing party or as otherwise equitably allocated between the parties by the arbitrator.
     13.8 Waiver of Provisions. The terms, agreements, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, agreement, covenant, representation or warranty contained in this Agreement in :any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, agreement, covenant, representation or warranty.
     13.9 Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Agreement shall be effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.
     13.10 Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes and cancels any and all prior agreements between them relating to the subject matter hereof, and may not be amended except in a writing signed by the party to be bound. After the Closing Date, neither this Agreement nor any other agreement or document executed by Parke in connection with the Contemplated Transactions may be amended or terminated or any provision thereof waived without the written consent of the Stockholder.
     13.11 No Third Party Rights. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

     13.12 Additional Agreement. Prior to the Closing Date, ELC and the Stockholder shall agree upon the number of stock options which ELC will grant to key employees of the Surviving Entity and the identities of the grantees of such options.
[Balance of page intentionally left blank; signature page follows.]

     IN WITNESS WHEREOF, the parties have caused this Agreement And Plan of Merger to be duly executed by their duly authorized officers, all as of the day and year first above written.

ELECTRIC CITY CORP.

By:	/s/ David Asplund

Name:	David Asplund
Title:	Chief Executive Officer

PARKE ACQUISITION, LLC

By:	/s/ Jeffrey Mistarz

Name:	Jeffrey Mistarz
Title:	Manager

PARKE P.A.N.D.A. CORPORATION

By:	/s/ Daniel Parke

Name:	Daniel Parke
Title:	President

/s/ Daniel Parke

DANIEL W. PARKE

LISTING OF EXHIBITS AND SCHEDULES

Schedule 4.2	Required Notices and Consents
Schedule 4.3	Liabilities
Schedule 4.4	Subsidiaries, Partnerships, Other Investments
Schedule 4.5	Affiliate Transactions
Schedule 4.6	Governmental Authorizations
Schedule 4.8(a)	Leased Real Property Information
Schedule 4.8(b)	Encumbrances, Defaults, Etc.
Schedule 4.9	Material Contracts
Schedule 4.10	Litigation; Compliance With Law
Schedule 4.11	Taxes
Schedule 4.12	Labor Disputes; Employees
Schedule 4.13	Powers of Attorney
Schedule 4.14	Indebtedness
Schedule 4.15	Insurance
Schedule 4.16	Intellectual Property
Schedule 4.20	Adverse Changes Since December 31, 2005
Schedule 4.21	Employee Benefits
Schedule 4.22	Environmental Matters
Schedule 5.9	ELC Litigation & Compliance With Law